EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Pac-Van
2995 S. Harding
Indianapolis, IN 46225
800.587.1784
Fax: 317.791.2029
www.pacvan.com

Pac-Van Inc. opens new Salt Lake City Branch, its 27th nationwide

New Branch will serve the Greater Salt Lake City Metropolitan area and parts of Utah, Wyoming, Nevada, and Idaho

December 22, 2008, Indianapolis, IN – On the heels of 2008 expansions to Dallas, TX; Bakersfield, CA; Trenton, NJ; and Atlanta, GA the December 15th opening of the Salt Lake City Branch continues Pac-Van Inc.’s commitment to growing its nationwide service in storage equipment solutions.

“Opening an office in Salt Lake City, Utah is another key step in Pac-Van’s growth. Our new branch manager, Bill Lloyd, has the knowledge and local market experience to provide great solutions for our customers. This is our fifth new location in the last year and it further enhances our ability to serve customers across the United States,” said Ted Mourouzis, Pac-Van President and COO.

The Salt Lake City branch will serve the greater Salt Lake City metropolitan area, as well as other Utah cities including Ogden and Provo. The branch inventory currently includes portable storage containers but will be expanded to include mobile offices and modular buildings.

The new branch office is located at 825 N 300 W Suite C148, Salt Lake City, UT 84103 (1-800-587-1784), and will be managed by Bill Lloyd. Bill, the previous owner of Container Wholesalers, brings tremendous industry experience to the Pac-Van team.

About Pac-Van, Inc.

Pac-Van, Inc. is a nationwide provider of modular buildings, mobile offices, and portable storage products. The company serves a diverse array of customers, including the commercial, industrial, construction, medical, special event, government, and education markets.

Pac-Van's reputation for excellent quality and unsurpassed service has won the company many accolades, including multiple listings in the "Inc. 500" List of Fastest Growing Companies in the U.S. Pac-Van is headquartered in Indianapolis, Indiana, has offices in 27 cities in 19 states, and is a General Finance Corporation (www.generalfinance.com) company.

For further information, contact:

Angie Mason, VP Marketing, 317-791-2020, or email info@pacvan.com.

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